CONFIRMING STATEMENT

This Statement confirms that the undersigned, Gary W. Rollins, has authorized and designated Glenn P. Grove, Jr., Callum Macgregor, or Robert Fugate

 to execute and file on the undersigned's behalf all Forms 3, 4, and 5 and Schedules 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of RPC, Inc. The authority of Glenn P. Grove, Jr., Callum Macgregor,

or Robert Fugate under this Statement shall continue until the undersigned is no longer required to file any Forms 3, 4, and 5 or Schedules 13D with regard to the undersigned's ownership of or transactions in securities of RPC, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Glenn P. Grove, Jr., Callum Macgregor, or

Robert Fugate is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: 1/28 , 2016

       /s/ Gary W. Rollins

       Gary W. Rollins